Form 10KSB, Exhibit 13
period 2002-12-31
GENERATIONS BANCSHARES INC
filed 2003-03-31
CIK 1168643

EXHIBIT 13.1

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheets as of December 31, 2002 and 2001. . . . . . . . . . . . . . . F-3

Statements of Operations for the Year Ended December 31, 2002 and for
the Period from April 16, 2001 (inception) to December 31, 2001 and for the Period from April 16, 2001 (inception) to December 31, 2002. . . . . . . F-4

Statements of Stockholder's Deficit for the Year Ended December 31, 2002
and for the Period from April 16, 2001 (inception) to December 31, 2001. . . F-5

Statements of Cash Flows for the Year Ended December 31, 2002 and for
the Period from April 16, 2001 (inception) to December 31, 2001 and for the Period from April 16, 2001 (inception) to December 31, 2002. . . . . F-6


Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . F-7

                          INDEPENDENT AUDITOR'S REPORT
================================================================================


TO THE BOARD OF DIRECTORS
GENERATIONS BANCSHARES, INC.
BLAIRSVILLE, GEORGIA


          We have audited the accompanying balance sheets of GENERATIONS BANCSHARES, INC., a development stage company, as of December 31, 2002 and 2001, and the related statements of operations, stockholder's deficit and cash flows for the year ended December 31, 2002 and for the period from April 16, 2001, date of inception, to December 31, 2001 and for the period from April 16, 2001, date of inception, to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Generations Bancshares, Inc., a development stage company, as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and for the period from April 16, 2001, date of inception, to December 31, 2001 and for the period from April 16, 2001, date of inception, to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                         /s/ Mauldin & Jenkins, LLC


Atlanta, Georgia
January 14, 2003

                              GENERATIONS BANCSHARES, INC.
                              (A DEVELOPMENT STAGE COMPANY)

                                     BALANCE SHEETS
                               DECEMBER 31, 2002 AND 2001


                                                                    2002         2001
                                                                 -----------  ----------
                                ASSETS
                                ------
Cash                                                             $      978   $   2,252
Restricted cash                                                   7,823,000           -
Furniture and equipment, net of accumulated depreciation of
    $1,803 and $586, respectively                                     6,992       7,622
Deferred stock issue costs                                          156,145           -
Other assets                                                         10,921         125
                                                                 -----------  ----------

          TOTAL ASSETS                                           $7,998,036   $   9,999
                                                                 ===========  ==========

                  LIABILITIES AND STOCKHOLDER'S DEFICIT
                  -------------------------------------

Liabilities
    Subscribers' deposits                                        $7,823,000   $       -
    Line of credit                                                  694,859     169,000
    Organizer advances                                               50,000      55,000
    Other liabilities                                                32,929           -
                                                                 -----------  ----------
          TOTAL LIABILITIES                                       8,600,788     224,000
                                                                 -----------  ----------

Commitments and contingencies

Stockholder's deficit
    Preferred stock, no par value; 2,000,000 shares authorized;
        no shares issued and outstanding                                  -           -
    Common stock, par value $1; 10,000,000 shares authorized;
        1 share issued and outstanding                                    1           1
    Capital surplus                                                   4,012       1,814
    Accumulated deficit                                            (606,765)   (215,816)
                                                                 -----------  ----------

          TOTAL STOCKHOLDER'S DEFICIT                              (602,752)   (214,001)
                                                                 -----------  ----------

          TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT            $7,998,036   $   9,999
                                                                 ===========  ==========

SEE NOTES TO FINANCIAL STATEMENTS.

                              GENERATIONS BANCSHARES, INC.
                             (A DEVELOPMENT STAGE COMPANY)

                                STATEMENTS OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 2002 AND FOR THE PERIOD
          FROM APRIL 16, 2001, DATE OF INCEPTION, TO DECEMBER 31, 2001 AND FOR
        THE PERIOD FROM APRIL 16, 2001, DATE OF INCEPTION, TO DECEMBER 31, 2002

                                                    Period from April  Period from April
                                                           16,                16,
                                                     2001, date  of     2001, date  of
                                       Year Ended      inception ,       inception ,
                                      December 31,   to December 31,   to December 31,
                                          2002             2001              2002
                                      -------------------------------------------------
EXPENSES
    Salaries and employee benefits    $     243,252  $         89,000  $        332,252
    Interest                                 16,844             3,950            20,794
    Equipment and occupancy expenses         73,052            17,669            90,721
    Professional and consulting fees         15,905            73,158            89,063
    Filing and application fees               4,364            12,070            16,434
    Office expenses                          24,880             9,269            34,149
    Other operating expenses                 12,652            10,700            23,352
                                      -------------  ----------------  ----------------
          NET LOSS                    $     390,949  $        215,816  $        606,765
                                      =============  ================  ================


SEE NOTES TO FINANCIAL STATEMENTS.

                                  GENERATIONS BANCSHARES, INC.
                                  (A DEVELOPMENT STAGE COMPANY)

                               STATEMENTS OF STOCKHOLDER'S DEFICIT
                         YEAR ENDED DECEMBER 31, 2002 AND FOR THE PERIOD
                   FROM APRIL 16, 2001, DATE OF INCEPTION TO DECEMBER 31, 2001

                                               COMMON STOCK                              TOTAL
                                            ------------------  CAPITAL  ACCUMULATED STOCKHOLDER'S
                                            SHARES  PAR VALUE   SURPLUS    DEFICIT      DEFICIT
                                            ------  ----------  --------  ----------  ----------
BALANCE, APRIL 16, 2001, DATE OF INCEPTION       -  $        -  $      -  $       -   $       -
    Net loss                                     -           -         -   (215,816)   (215,816)
    Imputed interest costs                       -           -     1,805          -       1,805
    Issuance of common stock                     1           1         9          -          10
                                            ------  ----------  --------  ----------  ----------
BALANCE, DECEMBER 31, 2001                       1           1     1,814   (215,816)   (214,001)
    Net loss                                     -           -         -   (390,949)   (390,949)
    Imputed interest costs                       -           -     2,198          -       2,198
                                            ------  ----------  --------  ----------  ----------
BALANCE, DECEMBER 31, 2002                       1  $        1  $  4,012  $(606,765)  $(602,752)
                                            ======  ==========  ========  ==========  ==========


SEE NOTES TO FINANCIAL STATEMENTS.

                                               GENERATIONS BANCSHARES, INC.
                                               (A DEVELOPMENT STAGE COMPANY)

                                                  STATEMENTS OF CASH FLOWS
                                      YEAR ENDED DECEMBER 31, 2002 AND FOR THE PERIOD
                           FROM APRIL 16, 2001, DATE OF INCEPTION, TO DECEMBER 31, 2001 AND FOR
                          THE PERIOD FROM APRIL 16, 2001, DATE OF INCEPTION, TO DECEMBER 31, 2002

                                                                             Period from April 16,  Period from April 16,
                                                                                                        2001, date of
                                                           Year Ended      2001, date of inception ,      inception ,
                                                        December 31, 2002    to December 31, 2001    to December 31, 2002
                                                       -------------------------------------------------------------------
OPERATING ACTIVITIES
    Net loss                                           $         (390,949)  $            (215,816)  $            (606,765)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation                                                1,217                     586                   1,803
        Imputed interest costs                                      2,198                   1,805                   4,003
        Net other operating activities                             22,133                    (125)                 22,008
                                                       -------------------  ----------------------  ----------------------

            Net cash used in operating activities                (365,401)               (213,550)               (578,951)
                                                       -------------------  ----------------------  ----------------------

INVESTING ACTIVITIES
    Purchase of furniture and equipment                              (587)                 (8,208)                 (8,795)
                                                       -------------------  ----------------------  ----------------------

            Net cash used in investing activities                    (587)                 (8,208)                 (8,795)
                                                       -------------------  ----------------------  ----------------------

FINANCING ACTIVITIES
    Increase in line of credit                                    525,859                 169,000                 694,859
    Increase (decrease) in organizer advances                      (5,000)                 55,000                  50,000
    Proceeds from issuance of common stock                              -                      10                      10
    Deferred stock issue costs                                   (156,145)                      -                (156,145)
                                                       -------------------  ----------------------  ----------------------

            Net cash provided by financing activities             364,714                 224,010                 588,724
                                                       -------------------  ----------------------  ----------------------

Net increase (decrease) in cash                                    (1,274)                  2,252                     978

Cash at beginning of period                                         2,252                       -                       -
                                                       -------------------  ----------------------  ----------------------

Cash at end of year                                    $              978   $               2,252   $                 978
                                                       ===================  ======================  ======================

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
      Interest                                         $           11,454   $               2,145   $              13,599

NONCASH TRANSACTION
    Stock subscription proceeds held in escrow         $        7,823,000   $                   -   $           7,823,000

SEE NOTES TO FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

          ORGANIZATION

            Generations Bancshares, Inc. (the "Company") was incorporated on October 1, 2001, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. The Company intends to acquire 100% of the issued and outstanding capital stock of Generations Bank (In Organization) (the "Bank"), a corporation being organized under the laws of the State of Georgia to conduct a general banking business in Blairsville, Georgia. The organizers filed applications for approval of the organization of the Bank with the Georgia Department of Banking and Finance ("DBF") and also with the Federal Deposit Insurance Corporation ("FDIC") for insurance of the Bank's deposits. In addition, the Company has filed applications with the Federal Reserve Bank of Atlanta (the "FRB") and the DBF to become a bank holding company. Upon obtaining approval, the Company will be a registered bank holding company subject to regulation by the FRB and DBF.

            The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business.

            Activities since inception have consisted primarily of the Company's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution. The Bank expects to commence operations on January 27, 2003.

          SIGNIFICANT ACCOUNTING POLICIES

            BASIS OF PRESENTATION

                  The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.

            ORGANIZATION AND STOCK OFFERING COSTS

                  Organization costs have been expensed as incurred in accordance with generally accepted accounting principles. Stock offering costs will be charged to capital surplus upon completion of the Company's stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES (CONTINUED)

          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            FURNITURE AND EQUIPMENT

               Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which is principally 7 years.

            INCOME TAXES

               The Company will be subject to Federal and state income taxes when taxable income is generated. No income tax benefits have been accrued in the statement of operations due to offsetting valuation allowances against the related deferred tax assets. Deferred tax assets at December 31, 2002 and 2001 consist entirely of preopening and organization expenses. The total amount of the valuation allowance recorded against these deferred tax assets as of December 31, 2002 and 2001 is $225,757 and $80,768, respectively.

            STOCK COMPENSATION PLANS

               Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company will employ the accounting methodology in Opinion No. 25 for organizer stock warrants and the Company's stock option plan.

               All organizer stock warrants will be issued to organizers who are either directors or employees of the Company or its proposed subsidiary. Thus, under the definition of employee in FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock-Based Compensation, organizer stock warrants will qualify for the accounting methodology in Opinion No. 25.

            LOSS PER SHARE

               One share of common stock was outstanding during the periods ended December 31, 2002 and 2001, therefore, basic losses per share is equal to net losses reported in the accompanying statement of operations.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES  (CONTINUED)

          SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            RECENT ACCOUNTING STANDARDS

               In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2.   LINE OF CREDIT

          To facilitate the formation of the Company and the Bank, the organizers have established a $700,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate less 0.50%, which was equal to 3.75% at December 31, 2002. Interest is payable monthly, and the principal is due at maturity on June 10, 2003. The outstanding principal balance at December 31, 2002 and 2001 was $694,859 and $169,000, respectively. The organizers personally guaranteed repayment of the line of credit. The line of credit was repaid on January 7, 2003 upon release of the Company's stock subscription proceeds from escrow.


NOTE 3.   ORGANIZER ADVANCES

          The organizers advanced the Company $55,000 for the purpose of paying organization expenses for the Company and the Bank. The advances are non-interest bearing, however, interest is being imputed on the outstanding advances at a rate of prime less .50% until the offering is completed. Total imputed interest was $4,003 and $1,805 as of December 31, 2002 and 2001, respectively, and is included in the accompanying statement of operations. The organizer advances were repaid upon release of stock subscription proceeds from escrow.

NOTE 4.   COMMITMENTS AND CONTINGENCIES

          The Company is leasing the land for the proposed site of the Bank. The term of the ground lease will be for 30 years at an initial monthly rental of $3,500 that will increase annually with the Consumer Price Index.

                          NOTES TO FINANCIAL STATEMENTS

          In addition, upon commencement of operations, the Bank will lease substantially all of its furniture, fixtures and equipment from a third party for 36 month lease terms. The Bank will have the option of renewing the leases for an additional 24 months.

          For the years ended December 31, 2002 and 2001, the Company has expensed $69,126 and $10,800, respectively, in the accompanying statements of operations related to all leases. The Company accounts for all leases as operating leases.

          The Company has entered into employment agreements with its chief executive officer, president and chief financial officer for initial terms of three years. The agreements provide for a base salary, incentive compensation, incentive stock options and other perquisites commensurate with their employment.

          CONTINGENCIES

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 5.   COMMON STOCK OFFERING

          The Company filed a Registration Statement with the Securities and Exchange Commission to register for sale a minimum of 770,000 and a maximum of 1,000,000 shares of the Company's $1 par value per share common stock at $10.00 per share. The registration statement became effective on June 27, 2002. The Company will capitalize the Bank with $8,250,000 to meet regulatory conditions for approval of the Bank's charter.

          Restricted cash and subscribers' deposits in the accompanying balance sheet consist of proceeds from the Company's stock offering. The funds are being held in escrow until the minimum amount of capital has been raised to receive regulatory approval of the Bank's charter. As of December 31, 2002, proceeds from the sale of 782,300 shares of common stock had been deposited with the escrow agent. The funds were released by the escrow agent to the Company on January 6, 2003.

          Each organizer will be granted one warrant to purchase common stock for each share subscribed to in the offering. However, in no event will the number of outstanding stock warrants exceed 250,000. The warrants will be exercisable over ten years and will be granted at $10 per share. The warrants will vest in one-third annual increments beginning on the first anniversary of the date the Company first issues its common stock.

          Additionally, the Company will sponsor a stock option plan for the purpose of granting stock options to organizers, directors, officers and employees of the Company and the Bank. The Plan will grant incentive stock options and non-qualified stock options depending on the eligibility of the participant. The number of options in the plan will be equal to 15% of the number of shares sold in the stock offering and the term of the stock options will not exceed ten years from the date of grant. A Board appointed committee that will have the authority to grant stock option awards under the Plan will administer the plan and determine the terms of each award. In no event will a stock option be granted at a price less than fair market value on the date of grant.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 6.   FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The Company's financial instruments as of December 31, 2002 consist of cash, the line of credit and organizer advances. The carrying amounts of these financial instruments approximate fair values.