Form 10KSB, Exhibit 13
period 2003-12-31
GENERATIONS BANCSHARES INC
filed 2004-03-30
CIK 1168643

EXHIBIT 13.1


                          GENERATIONS BANCSHARES, INC.


                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                          GENERATIONS BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . . . . 1

FINANCIAL  STATEMENTS

     CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . . 2
     CONSOLIDATED STATEMENTS OF OPERATIONS . . . . . . . . . . . . . . . . . . 3
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS . . . . . . . . . . . . . . 4
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) . . . . . . . . 5
     CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . . . . . . 6
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . .7-22

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
GENERATIONS BANCSHARES, INC.
BLAIRSVILLE, GEORGIA


          We have audited the accompanying consolidated balance sheets of GENERATIONS BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Generations
Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                   /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
February 20, 2004

                                GENERATIONS BANCSHARES, INC.
                                       AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2003 AND 2002

                            ASSETS                                   2003          2002
                           --------                             -------------  ------------
Cash and due from banks                                           $ 1,103,325   $      978
Restricted cash                                                             -    7,823,000
Federal funds sold                                                  7,316,000            -
Securities available for sale, at fair value                        7,744,671            -

Loans , net of unearned loan fees                                  19,569,837            -
Less allowance for loan losses                                        271,000            -
                                                                -------------  ------------
          Loans, net                                               19,298,837            -

Premises and equipment                                              2,181,663        6,992
Other assets                                                          177,945      167,066
                                                                -------------  ------------

          TOTAL ASSETS                                            $37,822,441   $7,998,036
                                                                =============  ============

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
       ------------------------------------------------

Deposits
    Noninterest-bearing                                           $ 1,204,313   $        -
    Interest-bearing                                               29,301,392            -
                                                                -------------  ------------
           Total deposits                                          30,505,705            -
Subscribers' deposits                                                       -    7,823,000
Other borrowings                                                            -      744,859
Other liabilities                                                     154,920       32,929
                                                                -------------  ------------
          TOTAL LIABILITIES                                        30,660,625    8,600,788
                                                                -------------  ------------

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value, 2,000,000 shares authorized;
        no shares issued and outstanding
    Common stock, $1 par value, 10,000,000 shares authorized;
        913,834 and 1 shares issued and outstanding                   913,834            1
    Capital surplus                                                 8,053,558        4,012
    Accumulated deficit                                            (1,798,759)    (606,765)
    Accumulated other comprehensive loss                               (6,817)           -
                                                                -------------  ------------

          TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                      7,161,816     (602,752)
                                                                -------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)    $37,822,441   $7,998,036
                                                                =============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   GENERATIONS BANCSHARES, INC.
                                          AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF OPERATIONS
                              YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                              2003         2002
                                                                          ------------  ----------
INTEREST INCOME
    Loans, including fees                                                 $   787,591   $       -
    Taxable securities                                                         93,345           -
    Federal funds sold                                                         94,527           -
    Interest bearing deposits in banks                                         18,672           -
                                                                          ------------  ----------
          TOTAL INTEREST INCOME                                               994,135           -
                                                                          ------------  ----------

INTEREST EXPENSE
    Deposits                                                                  479,606           -
    Other borrowings                                                              421      16,844
                                                                          ------------  ----------
          TOTAL INTEREST EXPENSE                                              480,027      16,844
                                                                          ------------  ----------

          NET INTEREST INCOME (EXPENSE)                                       514,108     (16,844)
PROVISION FOR LOAN LOSSES                                                     271,000           -
                                                                          ------------  ----------
          NET INTEREST INCOME (EXPENSE) AFTER PROVISION FOR LOAN LOSSES       243,108     (16,844)
                                                                          ------------  ----------

OTHER INCOME
    Service charges on deposit accounts                                        22,231           -
    Other operating income                                                      8,314           -
                                                                          ------------  ----------
          TOTAL OTHER INCOME                                                   30,545           -
                                                                          ------------  ----------

OTHER EXPENSES
    Salaries and employee benefits                                            706,779     243,252
    Equipment and occupancy expenses                                          178,438      73,052
    Other operating expenses                                                  580,430      57,801
                                                                          ------------  ----------
          TOTAL OTHER EXPENSES                                              1,465,647     374,105
                                                                          ------------  ----------

          LOSS BEFORE INCOME TAXES                                         (1,191,994)   (390,949)

INCOME TAXES                                                                        -           -
                                                                          ------------  ----------

          NET LOSS                                                        $(1,191,994)  $(390,949)
                                                                          ============  ==========

BASIC AND DILUTED LOSSES PER SHARE                                        $     (1.30)  $   (0.43)
                                                                          ============  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                GENERATIONS BANCSHARES, INC.
                                       AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                           YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                        2003         2002
                                                                    ------------  ----------
NET LOSS                                                            $(1,191,994)  $(390,949)
                                                                    ------------  ----------

OTHER COMPREHENSIVE LOSS:

        Unrealized holding losses on securities available for sale
            arising during period                                        (6,817)          -
                                                                    ------------  ----------

COMPREHENSIVE LOSS                                                  $(1,198,811)  $(390,949)
                                                                    ============  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             GENERATIONS BANCSHARES, INC.
                                                    AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                        YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                     ACCUMULATED
                                                                                       OTHER              TOTAL
                                    COMMON STOCK         CAPITAL     ACCUMULATED    COMPREHENSIVE      STOCKHOLDERS'
                              -----------------------
                                SHARES     PAR VALUE     SURPLUS       DEFICIT          LOSS         EQUITY (DEFICIT)
                              -----------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2001              1  $        1  $    1,814   $   (215,816)  $            -   $       (214,001)
    Net loss                            -           -           -       (390,949)               -           (390,949)
    Imputed interest costs              -           -       2,198              -                -              2,198
                              -----------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2002              1           1       4,012       (606,765)               -           (602,752)
    Net loss                            -           -           -     (1,191,994)               -         (1,191,994)
    Sale of common stock          913,833     913,833   8,224,497              -                -          9,138,330
    Stock issue costs                   -           -    (174,951)             -                -           (174,951)
    Other comprehensive loss            -           -           -              -           (6,817)            (6,817)
                              -----------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2003        913,834  $  913,834  $8,053,558   $ (1,798,759)  $       (6,817)  $      7,161,816
                              ===========  ==========  ===========  =============  ===============  =================


SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                              GENERATIONS BANCSHARES, INC.
                                     AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                   2003          2002
                                                             ---------------  ----------
OPERATING ACTIVITIES
    Net loss                                                   $ (1,191,994)  $(390,949)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation and amortization                                13,520       1,217
        Provision for loan losses                                   271,000           -
        Increase in interest receivable                            (141,584)          -
        Increase in interest payable                                 72,567           -
        Net other operating activities                               23,984      24,331
                                                             ---------------  ----------

              Net cash used in operating activities                (952,507)   (365,401)
                                                             ---------------  ----------

INVESTING ACTIVITIES
    Purchases of securities available for sale                 (10,039,859)          -
    Proceeds from maturities of securities available for sale     2,288,371           -
    Net increase in federal funds sold                           (7,316,000)          -
    Net increase in loans                                       (19,569,837)          -
    Purchase of premises and equipment                           (2,188,191)       (587)
                                                             ---------------  ----------

            Net cash used in investing activities               (36,825,516)       (587)
                                                             ---------------  ----------

FINANCING ACTIVITIES
    Net increase in deposits                                     30,505,705           -
    Proceeds from sale of common stock                            9,138,330           -
    Stock issue costs                                               (18,806)   (156,145)
    Proceeds from other borrowings                                    4,500     525,859
    Repayment of other borrowings                                  (699,359)          -
    Repayment of organizer advances                                 (50,000)     (5,000)
                                                             ---------------  ----------

            Net cash provided by financing activities            38,880,370     364,714
                                                             ---------------  ----------

Net increase (decrease) in cash and due from banks                1,102,347      (1,274)

Cash and due from banks at beginning of year                            978       2,252
                                                             ---------------  ----------

Cash and due from banks at end of year                         $  1,103,325   $     978
                                                             ===============  ==========
SUPPLEMENTAL DISCLOSURE
    Cash paid during the year for:
        Interest                                               $    407,460   $  11,454

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          GENERATIONS BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

         NATURE  OF  BUSINESS

          Generations Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Generations Bank (the "Bank"). The Bank is a commercial bank located in Blairsville, Union County, Georgia. The Bank provides a full range of banking services in its primary market area of Union County and the surrounding counties. The Bank commenced its banking operations on January 27, 2003. Prior to the commencement of banking operations, the Company's activities consisted of organization activities and the sale of stock.

         BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

          The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

          In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

         CASH, DUE FROM BANKS AND CASH FLOWS

          For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

         RESTRICTED  CASH

          As of December 31, 2002, restricted cash and subscribers' deposits in the accompanying consolidated balance sheets consisted of proceeds from the Company's stock offering. The funds were held in escrow until the minimum amount of capital had been raised to receive regulatory approval of the Bank's charter. As of December 31, 2002, proceeds from the sale of 782,300 shares of common stock had been deposited with the escrow agent. The stock subscription funds were released to the Company by the escrow agent on January 6, 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

         SECURITIES

          All securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss.

          The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in operations on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in operations as realized losses.

         LOANS

          Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

          The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

          A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

         ALLOWANCE  FOR  LOAN  LOSSES

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

         ALLOWANCE  FOR  LOAN  LOSSES  (CONTINUED)

          The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

         PREMISES  AND  EQUIPMENT

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are generally as follows:

                        Land  improvements                   15 years
                        Buildings                       39 - 40 years
                        Furniture and equipment           3 - 7 years

         INCOME  TAXES

          Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.


         LOSSES  PER  SHARE

          Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding for the year ended December 31, 2003 was equal to the number of shares sold in the Company's initial stock offering, or 913,834. Losses per share for the year ended December 31, 2002 are also based upon the number of shares sold in the Company's initial stock offering. There were no dilutive common stock equivalents as of December 31, 2003. Common stock equivalents consist of stock options and stock warrants.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

         STOCK-BASED  COMPENSATION

          At December 31, 2003, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The effect on net loss and losses per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation is not presented as no options or warrants vested during the years ended December 31, 2003 or 2002.

         COMPREHENSIVE  LOSS

          Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss.

         RECENT  ACCOUNTING  STANDARDS

          In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

          In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

         RECENT  ACCOUNTING  STANDARDS  (CONTINUED)

          In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company's financial condition or results of operations.

          In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of the statement did not have a material effect on the Company's financial conditions or results of operations.

NOTE 2.  SECURITIES

          The amortized cost and fair value of securities available for sale are summarized as follows:

                                           GROSS        GROSS
                            AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                               COST        GAINS        LOSSES       VALUE
                            ----------  -----------  ------------  ----------
DECEMBER 31, 2003:
U. S. GOVERNMENT AND
  AGENCY SECURITIES         $7,009,078  $     9,671  $   (12,059)  $7,006,690
MORTGAGE-BACKED SECURITIES     742,410            -       (4,429)     737,981
                            ----------  -----------  ------------  ----------
                            $7,751,488  $     9,671  $   (16,488)  $7,744,671
                            ==========  ===========  ============  ==========

          Securities with a carrying value of $101,844 at December 31, 2003 were pledged to secure public deposits and for other purposes as required or permitted by law.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                             AMORTIZED     FAIR
                               COST       VALUE
                            ----------  ----------
Due from one to five years  $7,009,078  $7,006,690
Mortgage-backed securities     742,410     737,981
                            ----------  ----------
                            $7,751,488  $7,744,671
                            ==========  ==========

          In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to
          Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. All securities with an unrealized loss at December 31, 2003 have been in a continuous loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTE 3.  LOANS

          The composition of loans as of December 31, 2003 is summarized as follows:

Commercial                       $1,373,000
Real estate - commercial          5,494,000
Real estate - construction        2,356,000
Real estate - mortgage            9,285,000
Consumer installment and other    1,108,648
                                ------------
                                 19,616,648
Deferred loan fees                  (46,811)
Allowance for loan losses          (271,000)
                                ------------
Loans, net                      $19,298,837
                                ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Changes in the allowance for loan losses for the year ended December 31, 2003 are as follows:

Balance, beginning of year                    $      -
  Provision for loan losses                    271,000
  Loans charged off                             (5,000)
  Recoveries of loans previously charged off     5,000
                                              ---------
Balance, end of year                          $271,000
                                              =========

          Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the year ended December 31, 2003. There were no loans on nonaccrual status as of December 31, 2003. Approximately $3,000 of loans were past due ninety days or more and still accruing interest as of December 31, 2003.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year  $         -
  Advances                    2,832,724
  Repayments                   (294,058)
                            ------------
Balance, end of year        $ 2,538,666
                            ============

NOTE 4.  PREMISES  AND  EQUIPMENT

          Premises and equipment is summarized as follows:

                               DECEMBER 31,
                          ---------------------
                             2003        2002
                          -----------  --------
Land improvements         $  192,774         -
Buildings                  1,513,654         -
Furniture and equipment      490,558     8,795
                          -----------  --------
                           2,196,986     8,795
Accumulated depreciation     (15,323)   (1,803)
                          -----------  --------
                          $2,181,663   $ 6,992
                          ===========  ========

          During 2003, the Company completed and occupied its main office banking facility. As of December 31, 2003, the estimated cost of completion was approximately $200,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  PREMISES  AND  EQUIPMENT

         LEASES

          The Company leases the land for its main office banking facility under a noncancelable operating lease agreement. The term of the ground lease is 30 years. The base rental amount is $3,500 per month and will increase annually based on the consumer price index. The Company is responsible for all utilities, property taxes and routine maintenance.

          The Company also leases various items of equipment under noncancelable operating leases with initial lease terms of 36 months with one 24-month renewal option.

          Rental expense under all operating leases amounted to $104,978 and $69,126 for the years ended December 31, 2003 and 2002, respectively.

          Future minimum lease payments on noncancelable operating leases are summarized as follows:

               2004                                         $142,882
               2005                                          142,882
               2006                                           75,627
               2007                                           42,000
               2008                                           42,000
               Thereafter                                  1,004,500
                                                          ----------
                                                          $1,449,891
                                                          ==========

NOTE 5.  DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 was $11,222,749. The scheduled maturities of time deposits at December 31, 2003 are as follows:

               2004                                     $  9,667,122
               2005                                        5,460,414
               2006                                        3,156,360
               2007                                        2,688,345
               2008                                          899,340
                                                        ------------
                                                        $ 21,871,581
                                                        ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  OTHER  BORROWINGS

          Other borrowings is summarized as follows:

                                                                    DECEMBER 31,
                                                                  ---------------
                                                                  2003     2002
                                                                  -----  --------
Line of credit in the amount of $700,000 due a commercial bank.
   Interest was due on the line of credit in the amount of prime less .50% or 3.75% at December 31, 2002.  The line was
   repaid with the proceeds from the common stock offering
   on January 7, 2003.                                            $   -  $694,859
Advances due to organizers.  The advances were noninterest-
   bearing; however, interest was imputed on the advances at
   a rate of prime less .50%.  The advances were repaid with
   the proceeds from the common stock offering on
   January 7, 2003.                                                   -    50,000
                                                                  -----  --------
                                                                  $   -  $744,859
                                                                  =====  ========


NOTE 7.  EMPLOYEE  AND  DIRECTOR  BENEFITS

         STOCK  OPTIONS

          The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 137,075 options to purchase common shares of the Company. Other pertinent information related to the options for the year ended December 31, 2003 is as follows:

                                                   WEIGHTED-
                                                    AVERAGE
                                                   EXERCISE
                                          NUMBER    PRICE
                                        ----------  --------
Options outstanding, beginning of year           -  $      -
   Granted                                  55,846     10.00
   Exercised                                     -         -
                                        ----------
Options outstanding, end of year            55,846     10.00
                                        ==========

Exercisable, end of year                         -
                                        ==========

Weighted-average fair value of options
   granted during the year                          $   3.61

Weighted-average remaining
   contractual life in years                             9.5

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         STOCK  WARRANTS

          In recognition of the efforts and financial risks undertaken by the Company's organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company's common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on January 6, 2003. Other pertinent information related to the warrants for the year ended December 31, 2003 is as follows:

                                                   WEIGHTED-
                                                    AVERAGE
                                                   EXERCISE
                                           NUMBER    PRICE
                                         ----------  -------
Warrants outstanding, beginning of year           -  $     -
   Granted                                  220,156    10.00
   Exercised                                      -        -
                                         ----------
Warrants outstanding, end of year           220,156    10.00
                                         ==========

Exercisable, end of year                          -
                                         ==========
Weighted-average fair value of warrants
   granted during the year                           $  3.61

Weighted-average remaining
   contractual life in years                             9.0

          The fair value of each stock option and stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2003:

             Dividend yield                                        0%
             Expected life                                   10 years
             Expected volatility                                   0%
             Risk-free interest rate                            4.55%

         PROFIT  SHARING  PLAN

          The Company sponsors a Simple IRA Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. There were no contributions charged to expense for the years ended December 31, 2003 or 2002.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  INCOME  TAXES

          Income taxes consists of the following:

                                    YEARS ENDED DECEMBER 31,
                                 -----------------------------
                                     2003            2002
                                 -------------  --------------
  Current                        $   (460,312)  $     (37,476)
  Deferred                              8,850        (103,992)
  Change in valuation allowance       451,462         141,468
                                 -------------  --------------
        Income taxes             $          -   $           -
                                 =============  ==============

          The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                       2003            2002
                                                   -------------  --------------
Income tax (benefit) at federal statutory rate     $   (405,278)  $    (132,923)
  State tax (benefit)                                   (46,665)        (15,305)
  Other                                                     481           6,760
  Change in valuation allowance                         451,462         141,468
                                                   -------------  --------------
Income taxes                                       $          -   $           -
                                                   =============  ==============

          The components of deferred income taxes are as follows:

                                           DECEMBER 31,
                                      ----------------------
                                         2003        2002
                                      ----------  ----------
Deferred income tax assets:
  Loan loss reserves                  $  32,224   $       -
  Preopening and organization expenses  139,107     183,495
  Net operating loss carryforward       506,227      45,915
  Securities available for sale           2,590           -
  Deferred fees                          17,664           -
  Contributions                           2,022           -
                                      ----------  ----------
                                        699,834     229,410

Valuation allowance                    (683,020)   (228,968)
                                      ----------  ----------
                                         16,814         442
                                      ----------  ----------

Deferred income tax liabilities:
  Depreciation                           16,814         442
                                      ----------  ----------
                                         16,814         442
                                      ----------  ----------

Net deferred income taxes             $       -   $       -
                                      ==========  ==========

          At December 31, 2003, the Company has available net operating loss carryforwards of approximately $1,339,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  COMMITMENTS  AND  CONTINGENCIES

         LOAN  COMMITMENTS

          The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company's commitments as of December 31, 2003 is as follows:

               Commitments to extend credit                   $  4,558,000
               Performance letters of credit                        55,000
                                                              ------------
                                                              $  4,613,000
                                                              ============

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

          Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

          At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

         CONTINGENCIES

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 10.  CONCENTRATIONS  OF  CREDIT

          The Company originates primarily commercial, residential and consumer loans to customers in Union County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-seven percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's market area.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,600,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  REGULATORY  MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, no dividends could be declared without regulatory approval.

          The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which it is subject.

          As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                TO BE WELL
                                                              FOR CAPITAL   CAPITALIZED UNDER
                                                               ADEQUACY     PROMPT CORRECTIVE
                                               ACTUAL          PURPOSES     ACTION PROVISIONS
                                           ---------------  ---------------  ----------------
                                           AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                           -------  ------  -------  ------  -------  -------
                                                          (DOLLARS IN THOUSANDS)
                                           --------------------------------------------------
DECEMBER 31, 2003:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS    $ 6,742  27.41%  $ 1,968      8%  $ 2,460     10%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS   $ 6,471  26.31%  $   984      4%  $ 1,476      6%
  TIER I CAPITAL TO AVERAGE ASSETS         $ 6,471  17.35%  $ 1,492      4%  $ 1,865      5%

NOTE 12.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.
          Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

          The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

          CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD: The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

          SECURITIES: Fair values for securities are based on quoted market prices.

          LOANS: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          DEPOSITS: The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          OTHER BORROWINGS: For other borrowings, the carrying amount of other borrowings approximates their fair value.

          ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE SHEET INSTRUMENTS: Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                DECEMBER 31,
                               --------------------------------------------
                                          2003                 2002
                               ------------------------  ------------------
                                CARRYING       FAIR     Carrying    Fair
                                 AMOUNT        VALUE      Amount    Value
                               -----------  -----------  --------  --------
Financial assets:
  Cash, due from banks,
    and federal funds sold     $ 8,419,325  $ 8,419,325  $    978  $    978
  Securities                     7,744,671    7,744,671         -         -
  Loans                         19,298,837   19,976,436         -         -
  Accrued interest receivable      141,584      141,584         -         -

Financial liabilities:
  Deposits                      30,505,705   30,694,280         -         -
  Other borrowings                       -            -   744,859   744,859
  Accrued interest payable          72,567       72,567         -         -

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  SUPPLEMENTAL  FINANCIAL  DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                        2003          2002
                                                    ------------  -------------
OTHER EXPENSES:
   Advertising, promotion and business development  $    127,710  $       6,390
   Printing and office supplies                           63,457         31,424
   Data processing                                        63,461              -
   Legal and professional                                124,606         15,905
   Telephone                                              36,137          4,336

NOTE 14.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheets of Generations Bancshares, Inc. as of December 31, 2003 and 2002 and the condensed statements of operations and cash flows for the years then ended.

                              CONDENSED BALANCE SHEET

                                                               2003        2002
                                                            ----------  -----------
ASSETS
  Cash                                                      $  697,357  $      978
  Restricted cash                                                    -   7,823,000
  Investment in subsidiary                                   6,464,459           -
  Other assets                                                       -     174,058
                                                            ----------  -----------

      TOTAL ASSETS                                          $7,161,816  $7,998,036
                                                            ==========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Other borrowings                                          $        -  $  744,859
  Subscribers' deposits                                              -   7,823,000
  Other liabilities                                                  -      32,929
                                                            ----------  -----------
       Total liabilities                                             -   8,600,788
                                                            ----------  -----------

  STOCKHOLDERS' EQUITY (DEFICIT)                             7,161,816    (602,752)
                                                            ----------  -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)   $7,161,816  $7,998,036
                                                            ==========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

             CONDENSED STATEMENTS OF OPERATIONS

                                          2003         2002
                                      ------------  ----------
EXPENSES
  Interest                            $         -   $  16,844
  Other                                    16,032     374,105
                                      ------------  ----------
                                           16,032     390,949
                                      ------------  ----------


    LOSS BEFORE LOSSES OF SUBSIDIARY      (16,032)   (390,949)

LOSSES OF SUBSIDIARY                   (1,175,962)          -
                                      ------------  ----------

    NET LOSS                          $(1,191,994)  $(390,949)
                                      ============  ==========

                              CONDENSED STATEMENTS OF CASH FLOWS

                                                                    2003         2002
                                                                ------------  ----------
OPERATING ACTIVITIES
  Net loss                                                      $(1,191,994)  $(390,949)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Losses of subsidiary                                          1,175,962           -
    Net other operating activities                                  (25,548)     25,548
                                                                ------------  ----------

      NET CASH USED IN OPERATING ACTIVITIES                         (41,580)   (365,401)
                                                                ------------  ----------

INVESTING ACTIVITIES
  Investment in common stock of subsidiary                       (8,250,000)          -
  Transfer of preopening expenses to subsidiary                     602,762           -
  Transfer of premises, equipment and other assets to subsidiary     10,532           -
  Purchase of premises and equipment                                      -        (587)
                                                                ------------  ----------

      NET CASH USED IN INVESTING ACTIVITIES                      (7,636,706)       (587)
                                                                ------------  ----------

FINANCING ACTIVITIES
  Proceeds from sale of common stock                              9,138,330           -
  Stock offering costs                                              (18,806)   (156,145)
  Proceeds from other borrowings                                      4,500     525,859
  Repayment of other borrowings                                    (699,359)          -
  Repayment of organizer advances                                   (50,000)     (5,000)
                                                                ------------  ----------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                   8,374,665     364,714
                                                                ------------  ----------

Net increase (decrease) in cash                                     696,379      (1,274)

Cash at beginning of year                                               978       2,252
                                                                ------------  ----------

Cash at end of year                                             $   697,357   $     978
                                                                ============  ==========