Form 10KSB, Exhibit 13
period 2004-12-31
SEASONS BANCSHARES INC
filed 2005-03-31
CIK 1168643

EXHIBIT 13.1



                            SEASONS BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2004

                            SEASONS BANCSHARES, INC.
                                 AND SUBSIDIARY


                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2004

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE
                                                                            ----

REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM. . . . . . .     1

CONSOLIDATED  FINANCIAL  STATEMENTS

     CONSOLIDATED  BALANCE  SHEETS . . . . . . . . . . . . . . . . . . . .     2
     CONSOLIDATED  STATEMENTS  OF  OPERATIONS. . . . . . . . . . . . . . .     3
     CONSOLIDATED  STATEMENTS  OF  COMPREHENSIVE  LOSS . . . . . . . . . .     4
     CONSOLIDATED  STATEMENTS  OF  STOCKHOLDERS'  EQUITY  (DEFICIT). . . .     5
     CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS . . . . . . . . . . . . . .     6
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS. . . . . . . . . . . .  7-24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



TO THE BOARD OF DIRECTORS
SEASONS BANCSHARES, INC. AND SUBSIDIARY
BLAIRSVILLE, GEORGIA


          We have audited the accompanying consolidated balance sheets of SEASONS BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seasons Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                            /s/  MAULDIN & JENKINS, LLC



Atlanta, Georgia
February 24, 2005

                                  SEASONS BANCSHARES, INC.
                                       AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2004 AND 2003


                        ASSETS                                        2004          2003
                        ------                                    ------------  ------------
Cash and due from banks                                           $ 1,656,205   $ 1,103,325
Federal funds sold                                                  1,094,000     7,316,000
Securities available for sale, at fair value                        6,616,962     7,744,671
Restricted equity securities, at cost                                  75,700             -

Loans, net of unearned loan fees                                   42,296,073    19,569,837
Less allowance for loan losses                                        538,665       271,000
                                                                  ------------  ------------
          Loans, net                                               41,757,408    19,298,837

Premises and equipment                                              3,047,361     2,181,663
Other assets                                                          323,210       177,945
                                                                  ------------  ------------

          TOTAL ASSETS                                            $54,570,846   $37,822,441
                                                                  ============  ============

              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing                                           $ 2,968,091   $ 1,204,313
    Interest-bearing                                               44,811,875    29,301,392
                                                                  ------------  ------------
          Total deposits                                           47,779,966    30,505,705
Other liabilities                                                     181,356       154,920
                                                                  ------------  ------------
          TOTAL LIABILITIES                                        47,961,322    30,660,625
                                                                  ------------  ------------

Commitments and contingencies (Note 9)

Stockholders' equity:
  Preferred stock, no par value, 2,000,000 shares authorized;
    no shares issued and outstanding                                        -             -
  Common stock, $1 par value, 10,000,000 shares authorized;
    913,834 shares issued and outstanding                             913,834       913,834
  Capital surplus                                                   8,053,558     8,053,558
  Accumulated deficit                                              (2,304,600)   (1,798,759)
  Accumulated other comprehensive loss                                (53,268)       (6,817)
                                                                  ------------  ------------

          TOTAL STOCKHOLDERS' EQUITY                                6,609,524     7,161,816
                                                                  ------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $54,570,846   $37,822,441
                                                                  ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                SEASONS BANCSHARES, INC.
                                     AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF OPERATIONS
                         YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                  2004          2003
                                                               -----------  ------------
INTEREST INCOME:
  Loans, including fees                                        $2,331,236   $   787,591
  Taxable securities                                              177,111        93,345
  Federal funds sold                                               21,965        94,527
  Interest bearing deposits in banks                                    -        18,672
                                                               -----------  ------------
     TOTAL INTEREST INCOME                                      2,530,312       994,135
                                                               -----------  ------------

INTEREST EXPENSE:
  Deposits                                                        888,806       479,606
  Other borrowings                                                  5,249           421
                                                               -----------  ------------
     TOTAL INTEREST EXPENSE                                       894,055       480,027
                                                               -----------  ------------

     NET INTEREST INCOME                                        1,636,257       514,108
PROVISION FOR LOAN LOSSES                                         302,500       271,000
                                                               -----------  ------------
     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        1,333,757       243,108
                                                               -----------  ------------

OTHER INCOME:
  Service charges on deposit accounts                              76,683        22,231
  Other operating income                                           17,767         8,314
                                                               -----------  ------------
     TOTAL OTHER INCOME                                            94,450        30,545
                                                               -----------  ------------

OTHER EXPENSES:
  Salaries and employee benefits                                  895,499       706,779
  Equipment and occupancy expenses                                436,542       178,438
  Other operating expenses                                        602,007       580,430
                                                               -----------  ------------
     TOTAL OTHER EXPENSES                                       1,934,048     1,465,647
                                                               -----------  ------------

     LOSS BEFORE INCOME TAXES                                    (505,841)   (1,191,994)

INCOME TAXES                                                            -             -
                                                               -----------  ------------

     NET LOSS                                                  $ (505,841)  $(1,191,994)
                                                               ===========  ============

BASIC AND DILUTED LOSSES PER SHARE                             $    (0.55)  $     (1.30)
                                                               ===========  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  SEASONS BANCSHARES, INC.
                                       AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                           YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                       2004         2003
                                                                   -----------  ------------
NET LOSS                                                            $(505,841)  $(1,191,994)
                                                                   -----------  ------------
OTHER COMPREHENSIVE LOSS:

  Unrealized holding losses on securities available for sale
    arising during period                                             (46,451)       (6,817)
                                                                   -----------  ------------

COMPREHENSIVE LOSS                                                  $(552,292)  $(1,198,811)
                                                                   ===========  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      SEASONS BANCSHARES, INC.
                                           AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                               YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                 ACCUMULATED
                                 COMMON STOCK                                       OTHER             TOTAL
                              -------------------    CAPITAL     ACCUMULATED    COMPREHENSIVE     STOCKHOLDERS'
                              SHARES   PAR VALUE     SURPLUS       DEFICIT          LOSS        EQUITY (DEFICIT)
                              -------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2002          1  $        1  $    4,012   $   (606,765)  $            -   $       (602,752)
  Net loss                          -           -           -     (1,191,994)               -         (1,191,994)
  Sale of common stock        913,833     913,833   8,224,497              -                -          9,138,330
  Stock issue costs                 -           -    (174,951)             -                -           (174,951)
  Other comprehensive loss          -           -           -              -           (6,817)            (6,817)
                              -------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2003    913,834     913,834   8,053,558     (1,798,759)          (6,817)         7,161,816
  Net loss                          -           -           -       (505,841)               -           (505,841)
  Other comprehensive loss          -           -           -              -          (46,451)           (46,451)
                              -------  ----------  -----------  -------------  ---------------  -----------------
BALANCE, DECEMBER 31, 2004    913,834  $  913,834  $8,053,558   $ (2,304,600)  $      (53,268)  $      6,609,524
                              =======  ==========  ===========  =============  ===============  =================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  SEASONS BANCSHARES, INC.
                                       AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                    2004           2003
                                                               -------------  -------------
OPERATING ACTIVITIES
  Net loss                                                     $   (505,841)  $ (1,191,994)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization                                   138,289         13,520
    Provision for loan losses                                       302,500        271,000
    Increase in interest receivable                                (129,893)      (141,584)
    Increase in interest payable                                     17,523         72,567
    Net other operating activities                                   (6,459)        23,984
                                                               -------------  -------------
         Net cash used in operating activities                     (183,881)      (952,507)
                                                               -------------  -------------
INVESTING ACTIVITIES
  Purchases of securities available for sale                     (1,396,271)   (10,039,859)
  Proceeds from maturities of securities available for sale       2,477,529      2,288,371
  Net (increase) decrease in federal funds sold                   6,222,000     (7,316,000)
  Purchases of restricted equity securities                         (75,700)             -
  Net increase in loans                                         (22,761,071)   (19,569,837)
  Purchase of premises and equipment                             (1,003,987)    (2,188,191)
                                                               -------------  -------------
         Net cash used in investing activities                  (16,537,500)   (36,825,516)
                                                               -------------  -------------
FINANCING ACTIVITIES
  Net increase in deposits                                       17,274,261     30,505,705
  Proceeds from sale of common stock                                      -      9,138,330
  Stock issue costs                                                       -        (18,806)
  Proceeds from other borrowings                                          -          4,500
  Repayment of other borrowings                                           -       (699,359)
  Repayment of organizer advances                                         -        (50,000)
                                                               -------------  -------------
         Net cash provided by financing activities               17,274,261     38,880,370
                                                               -------------  -------------

Net increase in cash and due from banks                             552,880      1,102,347

Cash and due from banks at beginning of year                      1,103,325            978
                                                               -------------  -------------
Cash and due from banks at end of year                         $  1,656,205   $  1,103,325
                                                               =============  =============
SUPPLEMENTAL DISCLOSURE
  Cash paid during the year for:
    Interest                                                   $    876,532   $    407,460

NONCASH TRANSACTIONS
    Other real estate acquired in settlement of loans          $   (107,190)  $          -
    Sales of other real estate financed by Seasons Bank        $    107,190   $          -

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            SEASONS BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

          NATURE  OF  BUSINESS

          Seasons Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Seasons Bank (the "Bank"). The Bank is a commercial bank located in Blairsville, Union County, Georgia. The Bank provides a full range of banking services in its primary market area of Union County and the surrounding counties. The Bank commenced its banking operations on January 27, 2003. Prior to the commencement of banking operations, the Company's activities consisted of organization activities and the sale of stock.

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

          Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

          LOSSES  PER  SHARE

          Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2004 and 2003 were equal to the number of shares sold in the Company's initial stock offering, or 913,834. There were no dilutive common stock equivalents as of December 31, 2004 and 2003. Common stock equivalents consist of stock options and stock warrants.

          STOCK-BASED  COMPENSATION

          At December 31, 2004, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Statement of Financial Accounting Standards
          (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          STOCK-BASED  COMPENSATION  (CONTINUED)

          The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                                    2004         2003
                                                 ----------  ------------

Net loss, as reported                            $(505,841)  $(1,191,994)
Deduct: Total stock-based employee compensation
   expense determined under fair value based
   method for all awards                          (332,120)            -
                                                 ----------  ------------
Pro forma net loss                               $(837,961)  $(1,191,994)
                                                 ==========  ============
Losses per share:
  Basic - as reported                            $   (0.55)  $     (1.30)
                                                 ==========  ============
  Basic - pro forma                              $   (0.92)  $     (1.30)
                                                 ==========  ============
  Diluted - as reported                          $   (0.55)  $     (1.30)
                                                 ==========  ============
  Diluted - pro forma                            $   (0.92)  $     (1.30)
                                                 ==========  ============

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

          RECENT  ACCOUNTING  STANDARDS

          In December 2004, the FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

          The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

          The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          RECENT  ACCOUNTING  STANDARDS  (CONTINUED)

          FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

          The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.


NOTE  2.  SECURITIES

          The amortized cost and fair value of securities available for sale are summarized as follows:

                                           GROSS        GROSS
                            AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                               COST        GAINS        LOSSES       VALUE
                            ----------  -----------  ------------  ----------
DECEMBER 31, 2004:
U.S. GOVERNMENT AND
   AGENCY SECURITIES        $5,003,617  $         -  $   (43,133)  $4,960,484
MORTGAGE-BACKED SECURITIES   1,666,613        5,343      (15,478)   1,656,478
                            ----------  -----------  ------------  ----------
   TOTAL DEBT SECURITIES    $6,670,230  $     5,343  $   (58,611)  $6,616,962
                            ==========  ===========  ============  ==========
December 31, 2003:
U.S. Government and
   agency securities        $7,009,078  $     9,671  $   (12,059)  $7,006,690
Mortgage-backed securities     742,410            -       (4,429)     737,981
                            ----------  -----------  ------------  ----------
   Total debt securities    $7,751,488  $     9,671  $   (16,488)  $7,744,671
                            ==========  ===========  ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                            Amortized      Fair
                               Cost       Value
                            ----------  ----------
Less than one year          $1,004,251  $  999,702
Due from one to five years   3,999,366   3,960,782
Mortgage-backed securities   1,666,613   1,656,478
                            ----------  ----------
                            $6,670,230  $6,616,962
                            ==========  ==========

          Securities with a carrying value of $ - and $101,844 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

          There  were  no  sales  of  securities for December 31, 2004 and 2003.

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

          The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

                               LESS THEN TWELVE MONTHS     OVER TWELVE MONTHS
                              ------------------------  ------------------------
                                 GROSS                     GROSS
                               UNREALIZED      FAIR      UNREALIZED      FAIR
                                 LOSSES       VALUE        LOSSES        VALUE
                              ------------  ----------  ------------  ----------
DECEMBER 31, 2004:
  U.S. GOVERNMENT AND
   AGENCIES                   $   (43,133)  $4,960,484  $         -   $        -
  MORTGAGE-BACKED SECURITIES      (12,051)     910,222       (3,427)     430,912
                              ------------  ----------  ------------  ----------
   TOTAL DEBT SECURITIES      $   (55,184)  $5,870,706  $    (3,427)  $  430,912
                              ============  ==========  ============  ==========
December 31, 2003:
  U.S. Government and
   agencies                   $   (12,059)  $2,486,250  $         -   $        -
  Mortgage-backed securities       (4,429)     737,981            -            -
                              ------------  ----------  ------------  ----------
   Total debt securities      $   (16,488)  $3,224,231  $         -   $        -
                              ============  ==========  ============  ==========

          As management has the ability to hold debt securities until maturity, or the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  3.  LOANS

          The composition of loans is summarized as follows:

                                        DECEMBER 31,
                                --------------------------
                                    2004          2003
                                ------------  ------------
Commercial                      $10,197,000   $ 1,373,000
Real estate - commercial         10,927,000     5,494,000
Real estate - construction        9,297,000     2,356,000
Real estate - mortgage           10,238,000     9,285,000
Consumer installment and other    1,703,532     1,108,648
                                ------------  ------------
                                 42,362,532    19,616,648
Deferred loan fees                  (66,459)      (46,811)
Allowance for loan losses          (538,665)     (271,000)
                                ------------  ------------
Loans, net                      $41,757,408   $19,298,837
                                ============  ============

          Changes in the allowance for loan losses are as follows:

                                                  DECEMBER 31,
                                              --------------------
                                                 2004       2003
                                              ---------  ---------
Balance, beginning of year                    $271,000   $      -
  Provision for loan losses                    302,500    271,000
  Loans charged off                            (34,835)    (5,000)
  Recoveries of loans previously charged off         -      5,000
                                              ---------  ---------
Balance, end of year                          $538,665   $271,000
                                              =========  =========

          The following is a summary of information pertaining to impaired and nonaccrual loans:

                                                               DECEMBER 31,
                                                             ---------------
                                                              2004     2003
                                                             -------  ------
Impaired loans without a valuation allowance                 $22,119  $    -
Impaired loans with a valuation allowance                          -       -
                                                             -------  ------
Total impaired loans                                         $22,119  $    -
                                                             =======  ======
Valuation allowance related to impaired loans                $     -  $    -
Total nonaccrual loans                                       $22,119  $    -
Total loans past due ninety days or more and still accruing  $20,050  $3,000

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2004      2003
                                                              --------  --------
Average investment in impaired loans                          $ 54,416  $      -
                                                              ========  ========
Interest income recognized on impaired loans                  $      -  $      -
                                                              ========  ========
Interest income recognized on a cash basis on impaired loans  $      -  $      -
                                                              ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          No additional funds are committed to be advanced in connection with impaired loans.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year        $  2,377,705
  Advances                           3,838,418
  Repayments                        (2,558,670)
                                  -------------
Balance, end of year              $  3,657,453
                                  =============

NOTE  4.  PREMISES  AND  EQUIPMENT

          Premises and equipment is summarized as follows:

                                                   DECEMBER 31,
                                             ------------------------
                                                2004         2003
                                             -----------  -----------
Land improvements                            $  527,290   $  192,774
Buildings                                     1,966,073    1,513,654
Furniture and equipment                         657,113      490,558
Construction in process (estimated cost to       50,497            -
  complete of $300,000)                          50,497            -
                                             -----------  -----------
                                              3,200,973    2,196,986
Accumulated depreciation                       (153,612)     (15,323)
                                             -----------  -----------
                                             $3,047,361   $2,181,663
                                             ===========  ===========

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

          Rental expense under all operating leases amounted to $139,301 and $104,978 for the years ended December 31, 2004 and 2003, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LEASES  (CONTINUED)

          Future minimum lease payments on noncancelable operating leases are summarized as follows:

2005                 $   136,236
2006                      73,412
2007                      42,000
2008                      42,000
2009                      42,000
Thereafter               952,500
                     -----------
                     $ 1,288,148
                     ===========

NOTE  5.  DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $20,089,000 and $11,222,749,
          respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005                 $23,932,082
2006                   9,375,489
2007                   2,742,190
2008                     829,705
2009                      69,884
                     -----------
                     $36,949,350
                     ===========

          The Company had brokered time deposits at December 31, 2004 of $1,788,000.

          At December 31, 2004 and 2003, overdraft demand deposits reclassified to loans totaled $7,946 and $1,802, respectively.


NOTE  6.  OTHER  BORROWINGS

          Other borrowings consist of an overnight line of credit with the Federal Home Loan Bank collateralized by qualifying real estate loans and the Company's stock in the Federal Home Loan Bank. There were no amounts outstanding under this line of credit at December 31, 2004.


NOTE  7.  EMPLOYEE  AND  DIRECTOR  BENEFITS

          STOCK  OPTIONS

          The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 137,075 options to purchase common shares of the Company. Other pertinent information related to the options for the years ended December 31, 2004 and 2003 is as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  7.  EMPLOYEE  AND  DIRECTOR  BENEFITS  (CONTINUED)

          STOCK  OPTIONS  (CONTINUED)

                                              2004                2003
                                        -----------------  -------------------
                                                Weighted-           Weighted-
                                                 Average             Average
                                                 Exercise            Exercise
                                        Number    Price     Number    Price
                                        ------  ----------  ------  ----------
Options outstanding, beginning of year  55,846  $    10.00       -  $        -
  Granted                                    -           -  55,846       10.00
  Exercised                                  -           -       -           -
                                        ------              ------
Options outstanding, end of year        55,846  $    10.00  55,846  $    10.00
                                        ======              ======

Exercisable, end of year                18,615  $    10.00       -  $        -
                                        ======              ======
Weighted-average fair value of options
  granted during the year                       $        -          $     3.61

Weighted-average remaining
  contractual life in years                            8.5                 9.5

          STOCK  WARRANTS

          In recognition of the efforts and financial risks undertaken by the Company's organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company's common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on January 6, 2003. Other pertinent information related to the warrants for the years ended December 31, 2004 and 2003 is as follows:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  7.  EMPLOYEE  AND  DIRECTOR  BENEFITS  (CONTINUED)

          STOCK  WARRANTS  (CONTINUED)

                                                2004                2003
                                         -------------------  -------------------
                                                  Weighted-            Weighted-
                                                   Average              Average
                                                   Exercise             Exercise
                                         Number     Price     Number     Price
                                         -------  ----------  -------  ----------
Warrants outstanding, beginning of year  220,156  $    10.00        -  $        -
  Granted                                      -           -  220,156       10.00
  Exercised                                    -           -        -           -
                                         -------              -------
Warrants outstanding, end of year        220,156  $    10.00  220,156  $    10.00
                                         =======              =======

Exercisable, end of year                  73,385  $    10.00        -  $        -
                                         =======              =======
Weighted-average fair value of warrants
  granted during the year                         $        -           $     3.61

Weighted-average remaining
  contractual life in years                              8.0                  9.0

          Information pertaining to options and warrants outstanding at December 31, 2004 is as follows:

                           OPTIONS AND WARRANTS         OPTIONS AND WARRANTS
                               OUTSTANDING                  EXERCISABLE
                 ------------------------------------  ------------------------
                               WEIGHTED-
                               AVERAGE      WEIGHTED-                WEIGHTED-
                               EMAINING     AVERAGE                    AVERAGE
   RANGE OF         NUMBER   CONTRACTUAL    EXERCISE     NUMBER       EXERCISE
EXERCISE PRICES  OUTSTANDING     LIFE        PRICE     EXERCISABLE      PRICE
---------------  ----------- -----------   ----------  ------------  ----------
  10.00            276,002       8.25       $ 10.00      92,000         $10.00

                         2004      2003
                      ---------  ---------
Dividend yield           N/A           0%
Expected life            N/A     10 years
Expected volatility      N/A           0%
Risk-free interest rate  N/A        4.55%

          PROFIT  SHARING  PLAN

          The Company sponsors a Simple IRA Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $16,680 and $ - for the years ended December 31, 2004 and 2003, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  8.  INCOME  TAXES

          Income  taxes  consists  of  the  following:

                              YEARS ENDED DECEMBER 31,
                              ------------------------
                                  2004        2003
                               ----------  ----------
Current                        $(215,580)  $(460,312)
Deferred                          21,581       8,850
Change in valuation allowance    193,999     451,462
                               ----------  ----------
      Income taxes             $       -   $       -
                               ==========  ==========

          The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                        2004         2003
                                                     ----------  ----------
Income tax (benefit) at federal statutory rate       $(171,986)  $(405,278)
  State tax (benefit)                                  (22,509)    (46,665)
  Other                                                    496         481
  Change in valuation allowance                        193,999     451,462
                                                     ----------  ----------
Income taxes                                         $       -   $       -
                                                     ==========  ==========

          The components of deferred income taxes are as follows:

                                           DECEMBER 31,
                                      ----------------------
                                         2004        2003
                                      ----------  ----------
Deferred income tax assets:
  Loan loss reserves                  $ 126,548      32,224
  Preopening and organization expenses   94,721     139,107
  Net operating loss carryforward       721,806     506,227
  Securities available for sale          20,242       2,590
  Deferred fees                          25,079      17,664
  Contributions                           2,380       2,022
                                      ----------  ----------
                                        990,776     699,834

Valuation allowance                    (894,670)   (683,020)
                                      ----------  ----------
                                         96,106      16,814
                                      ----------  ----------

Deferred income tax liabilities:
  Depreciation                           96,106      16,814
                                      ----------  ----------
                                         96,106      16,814
                                      ----------  ----------
Net deferred income taxes             $       -   $       -
                                      ==========  ==========

          At December 31, 2004, the Company has available net operating loss carryforwards of approximately $1,921,593 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

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

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                     DECEMBER 31,
                               ----------------------
                                  2004        2003
                               ----------------------
Commitments to extend credit   $5,984,000  $4,558,000
Performance letters of credit      55,000      55,000
                               ----------  ----------
                               $6,039,000  $4,613,000
                               ==========  ==========

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

          At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

          CONTINGENCIES

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  CONCENTRATIONS  OF  CREDIT

          The Company originates primarily commercial, residential and consumer loans to customers in Union County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-two percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's market area.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,600,000.

NOTE 11.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, no dividends could be declared without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004, the Bank met all capital adequacy requirements to which it is subject.

          As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                   TO BE WELL
                                                              FOR CAPITAL      CAPITALIZED UNDER
                                                                ADEQUACY       PROMPT CORRECTIVE
                                                ACTUAL          PURPOSES       ACTION PROVISIONS
                                           ---------------  ---------------  ----------------------
                                           AMOUNT   RATIO   AMOUNT   RATIO     AMOUNT      RATIO
                                           -------  ------  -------  ------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS)
                                           --------------------------------------------------------
DECEMBER 31, 2004:
  TOTAL CAPITAL TO RISK WEIGHTED ASSETS    $ 7,047  16.13%  $ 3,496      8%  $    4,370         10%
  TIER I CAPITAL TO RISK WEIGHTED ASSETS   $ 6,508  14.89%  $ 1,748      4%  $    2,622          6%
  TIER I CAPITAL TO AVERAGE ASSETS         $ 6,508  12.05%  $ 2,161      4%  $    2,701          5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   TO BE WELL
                                                               FOR CAPITAL     CAPITALIZED UNDER
                                                                ADEQUACY       PROMPT CORRECTIVE
                                                ACTUAL          PURPOSES       ACTION PROVISIONS
                                           ---------------  ---------------  ----------------------
                                           AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT    RATIO
                                           -------  ------  -------  ------  ----------  ----------
                                                             (DOLLARS IN THOUSANDS)
                                           --------------------------------------------------------
December 31, 2003:
  Total Capital to Risk Weighted Assets    $ 6,742  27.41%  $ 1,968      8%  $    2,460         10%
  Tier I Capital to Risk Weighted Assets   $ 6,471  26.31%  $   984      4%  $    1,476          6%
  Tier I Capital to Average Assets         $ 6,471  17.35%  $ 1,492      4%  $    1,865          5%


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

          SECURITIES: Fair values for securities are based on quoted market prices. The carrying amount of equity securities with no determinable fair value approximates fair value.

          LOANS: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

          DEPOSITS: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

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

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                   DECEMBER 31,
                               --------------------------------------------------
                                          2004                     2003
                               ------------------------  ------------------------
                                  CARRYING       FAIR       Carrying     Fair
                                   AMOUNT        VALUE       Amount      Value
                               -----------  -----------  -----------  -----------
Financial assets:
  Cash, due from banks,
    and federal funds sold     $ 2,750,205  $ 2,750,205  $ 8,419,325  $ 8,419,325
  Securities available for sale  6,616,962    6,616,962    7,744,671    7,744,671
  Restricted equity securities      75,700       75,700            -            -
  Loans, net                    41,757,408   42,144,941   19,298,837   19,976,436
  Accrued interest receivable      271,477      271,477      141,584      141,584

Financial liabilities:
  Deposits                      47,779,966   48,073,811   30,505,705   30,694,280
  Accrued interest payable          90,090       90,090       72,567       72,567


NOTE 13.  SUPPLEMENTAL  FINANCIAL  DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                     Years Ended December 31,
                                                    --------------------------
                                                        2004          2003
                                                    ------------  ------------
Other expenses:
   Advertising, promotion and business development  $     58,149  $    127,710
   Printing and office supplies                           57,228        63,457
   Data processing                                       129,106        63,461
   Legal and professional                                 91,494       124,606
   Telephone                                              33,088        36,137
   Other consulting services                              29,389        20,413
   Visa debit and credit card fees                        71,202        25,385

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheets of Seasons Bancshares, Inc. as of December 31, 2004 and 2003 and the condensed statements of operations and cash flows for the years then ended.

                            CONDENSED BALANCE SHEETS

                                                 2004         2003
                                              ----------  ------------
ASSETS
  Cash                                        $  155,046  $   697,357
  Investment in subsidiary                     6,454,478    6,464,459
                                              ----------  ------------
    TOTAL ASSETS                              $6,609,524  $ 7,161,816
                                              ==========  ============
  STOCKHOLDERS' EQUITY                        $6,609,524  $ 7,161,816
                                              ==========  ============

                       CONDENSED STATEMENTS OF OPERATIONS

                                                  2004         2003
                                              ----------  ------------

EXPENSES, OTHER                               $  42,311   $    16,032
                                              ----------  ------------
    LOSS BEFORE LOSSES OF SUBSIDIARY            (42,311)      (16,032)

EQUITY IN UNDISTRIBUTED LOSSES OF SUBSIDIARY   (463,530)   (1,175,962)
                                              ----------  ------------
    NET LOSS                                  $(505,841)  $(1,191,994)
                                              ==========  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     2004         2003
                                                                  ----------  ------------
OPERATING ACTIVITIES
  Net loss                                                        $(505,841)  $(1,191,994)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Equity in undistributed losses of subsidiary                    463,530     1,175,962
    Net other operating activities                                        -       (25,548)
                                                                  ----------  ------------

      NET CASH USED IN OPERATING ACTIVITIES                         (42,311)      (41,580)
                                                                  ----------  ------------

INVESTING ACTIVITIES
  Investment in common stock of subsidiary                         (500,000)   (8,250,000)
  Transfer of preopening expenses to subsidiary                           -       602,762
  Transfer of premises, equipment and other assets to subsidiary          -        10,532
                                                                  ----------  ------------

      NET CASH USED IN INVESTING ACTIVITIES                        (500,000)   (7,636,706)
                                                                  ----------  ------------

FINANCING ACTIVITIES
  Proceeds from sale of common stock                                      -     9,138,330
  Stock offering costs                                                    -       (18,806)
  Proceeds from other borrowings                                          -         4,500
  Repayment of other borrowings                                           -      (699,359)
  Repayment of organizer advances                                         -       (50,000)
                                                                  ----------  ------------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                           -     8,374,665
                                                                  ----------  ------------

Net increase (decrease) in cash                                    (542,311)      696,379

Cash at beginning of year                                           697,357           978
                                                                  ----------  ------------

Cash at end of year                                               $ 155,046   $   697,357
                                                                  ==========  ============