Form 10KSB, Exhibit 13
period 2005-12-31
SEASONS BANCSHARES INC
filed 2006-03-20
CIK 1168643

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

SEASONS BANCSHARES, INC.
 AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2005

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of operations	3
Consolidated statements of comprehensive loss	4
Consolidated statements of stockholders' equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Seasons Bancshares, Inc. and Subsidiary
Blairsville, Georgia

We have audited the accompanying consolidated balance sheets of Seasons Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seasons Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 9, 2006

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31,2005 AND 2004

Assets	2005	2004

Cash and due from banks	$1,185,008	$1,656,205
Interest-bearing deposits in banks	80,139	-
Federal funds sold	464,000	1,094,000
Securities available for sale, at fair value	6,176,439	6,616,962
Restricted equity securities, at cost	334,200	75,700
Loans	64,493,962	42,296,073
Less allowance for loan losses	900,123	538,665
Loans, net	63,593,839	41,757,408

Premises and equipment	3,313,720	3,047,361
Other assets	610,529	323,210

Total assets	$75,757,874	$54,570,846

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$5,898,811	$2,968,091
Interest-bearing	57,992,799	44,811,875
Total deposits	63,891,610	47,779,966
Other borrowings	4,400,000	-
Other liabilities	325,653	181,356
Total liabilities	68,617,263	47,961,322

Commitments and contingencies (Note 9)

Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $1 par value, 10,000,000 shares authorized; 973,471 and 913,834 shares issued and outstanding	973,471	913,834
Capital surplus	8,709,565	8,053,558
Accumulated deficit	(2,458,324)	(2,304,600)
Accumulated other comprehensive loss	(84,101)	(53,268)

Total stockholders' equity	7,140,611	6,609,524

Total liabilities and stockholders' equity	$75,757,874	$54,570,846

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Interest income:
Loans, including fees	$4,221,947	$2,331,236
Taxable securities	181,179	177,111
Federal funds sold	5,782	21,965
Interest-bearing deposits in banks	4,459	-
Total interest income	4,413,367	2,530,312

Interest expense:
Deposits	1,626,792	888,806
Other borrowings	140,321	5,249
Total interest expense	1,767,113	894,055

Net interest income	2,646,254	1,636,257
Provision for loan losses	396,000	302,500
Net interest income after provision for loan losses	2,250,254	1,333,757

Other income:
Service charges on deposit accounts	141,392	76,683
Other operating income	12,124	17,767
Total other income	153,516	94,450

Other expenses:
Salaries and employee benefits	1,163,408	895,499
Equipment and occupancy expenses	523,969	436,542
Other operating expenses	870,117	602,007
Total other expenses	2,557,494	1,934,048

Net loss	$(153,724)	$(505,841)

Basic and diluted losses per share	$(0.17)	$(0.55)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31,2005 AND 2004

	2005	2004

Net loss	$(153,724)	$(505,841)

Other comprehensive loss:

Unrealized holding losses on securities available for sale arising during period	(30,833)	(46,451)

Comprehensive loss	$(184,557)	$(552,292)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004

					Accumulated
					Other	Total
	Common Stock		Capital	Accumulated	Comprehensive	Stockholders'
	Shares	Par Value	Surplus	Deficit	Loss	Equity

Balance, December 31, 2003	913,834	$913,834	$8,053,558	$(1,798,759)	$(6,817)	$7,161,816
Net loss	-	-	-	(505,841)	-	(505,841)
Other comprehensive loss	-	-	-	-	(46,451)	(46,451)
Balance, December 31, 2004	913,834	913,834	8,053,558	(2,304,600)	(53,268)	6,609,524
Net loss	-	-	-	(153,724)	-	(153,724)
Sale of common stock	59,637	59,637	656,007	-	-	715,644
Other comprehensive loss	-	-	-	-	(30,833)	(30,833)
Balance, December 31, 2005	973,471	$973,471	$8,709,565	$(2,458,324)	$(84,101)	$7,140,611

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING ACTIVITIES
Net loss	$(153,724)	$(505,841)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	200,214	138,289
Provision for loan losses	396,000	302,500
Increase in interest receivable	(206,122)	(129,893)
Increase in interest payable	127,266	17,523
Net other operating activities	(64,166)	(6,459)

Net cash provided by (used in) operating activities	299,468	(183,881)

INVESTING ACTIVITIES
Purchases of securities available for sale	(1,000,000)	(1,396,271)
Net increase in interest-bearing deposits in banks	(80,139)	-
Proceeds from maturities of securities available for sale	1,409,690	2,477,529
Net decrease in federal funds sold	630,000	6,222,000
Purchases of restricted equity securities	(258,500)	(75,700)
Net increase in loans	(22,232,431)	(22,761,071)
Net purchase of premises and equipment	(466,573)	(1,003,987)

Net cash used in investing activities	(21,997,953)	(16,537,500)

FINANCING ACTIVITIES
Net increase in deposits	16,111,644	17,274,261
Proceeds from sale of common stock	715,644	-
Net increase in other borrowings	4,400,000	-

Net cash provided by financing activities	21,227,288	17,274,261

Net increase (decrease) in cash and due from banks	(471,197)	552,880

Cash and due from banks at beginning of year	1,656,205	1,103,325

Cash and due from banks at end of year	$1,185,008	$1,656,205

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$1,639,847	$876,532

NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$-	$(107,190)
Sales of other real estate financed by Seasons Bank	$-	$107,190

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Seasons Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Seasons Bank (the "Bank"). The Bank is a commercial bank located in Blairsville, Union County, Georgia with a branch located in Blue Ridge, Fannin County, Georgia. The Bank provides a full range of banking services in its primary market area of Union County, Fannin County, and the surrounding counties. The Bank commenced its banking operations on January 27, 2003.

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

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and other borrowings are reported net.

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

Land improvements	15 years
Buildings	39 - 40 years
Furniture and equipment	3-7 years

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

Losses Per Share

Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2005 and 2004 were 916,448 and 913,834, respectively. There were no dilutive common stock equivalents as of December 31, 2005 and 2004. Common stock equivalents consist of stock options and stock warrants.

Stock-Based Compensation

At December 31, 2005, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2005	2004

Net loss, as reported	$(153,724)	$(505,841)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(296,022)	(332,120)
Pro forma net loss	$(449,746)	$(837,961)
Losses per share:
Basic - as reported	$(0.17)	$(0.55)
Basic - pro forma	$(0.49)	$(0.92)
Diluted - as reported	$(0.17)	$(0.55)
Diluted - pro forma	$(0.49)	$(0.92)

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

Recent Accounting Standards

In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

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

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be January 1, 2006.

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

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005:
U.S. Government and agency securities	$4,999,961	$-	$(39,180)	$4,960,781
Mortgage-backed securities	1,260,579	-	(44,921)	1,215,658
Total debt securities	$6,260,540	$-	$(84,101)	$6,176,439

December 31, 2004:
U.S. Government and agency securities	$5,003,617	$-	$(43,133)	$4,960,484
Mortgage-backed securities	1,666,613	5,343	(15,478)	1,656,478
Total debt securities	$6,670,230	$5,343	$(58,611)	$6,616,962

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value

Less than one year	$3,999,961	$3,963,906
Due from one to five years	1,000,000	996,875
Mortgage-backed securities	1,260,579	1,215,658
	$6,260,540	$6,176,439

Securities with a carrying value of approximately $2,086,000 and $ - at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of securities for December 31, 2005 and 2004.

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

	Less Then Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2005:
U.S. Government and agencies	$(3,125)	$496,875	$(36,055)	$3,963,906
Mortgage-backed securities	(2,066)	238,430	(42,855)	977,228
Total temporarily impaired debt securities	$(5,191)	$735,305	$(78,910)	$4,941,134

December 31, 2004:
U.S. Government and agencies	$(43,133)	$4,960,484	$-	$-
Mortgage-backed securities	(12,051)	910,222	(3,427)	430,912
Total temporarily impaired debt securities	$(55,184)	$5,870,706	$(3,427)	$430,912

As management has the ability to hold debt securities until maturity, or the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004

Commercial	$4,703,000	$10,197,000
Real estate - commercial	29,156,000	10,927,000
Real estate - construction	14,999,000	9,297,000
Real estate - mortgage	13,293,000	10,238,000
Consumer installment and other	2,420,458	1,703,532
	64,571,458	42,362,532
Deferred loan fees	(77,496)	(66,459)
Allowance for loan losses	(900,123)	(538,665)
Loans, net	$63,593,839	$41,757,408

Changes in the allowance for loan losses are as follows:

	December 31,
	2005	2004

Balance, beginning of year	$538,665	$271,000
Provision for loan losses	396,000	302,500
Loans charged off	(37,646)	(34,835)
Recoveries of loans previously charged off	3,104	-
Balance, end of year	$900,123	$538,665

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2005	2004

Impaired loans without a valuation allowance	$17,133	$22,119
Impaired loans with a valuation allowance	-	-
Total impaired loans	$17,133	$22,119
Valuation allowance related to impaired loans	$-	$-
Total nonaccrual loans	$17,133	$22,119
Total loans past due ninety days or more and still accruing	$195,808	$20,050

	For the Year Ended December 31,
	2005	2004

Average investment in impaired loans	$32,780	$54,416
Interest income recognized on impaired loans	$-	$-
Interest income recognized on a cash basis on impaired loans	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

No additional funds are committed to be advanced in connection with impaired loans.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$3,659,236
Advances	1,444,026
Repayments	(2,213,221)
Balance, end of year	$2,890,041

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2005	2004

Land improvements	$631,412	$527,290
Buildings	2,108,866	1,966,073
Furniture and equipment	912,687	657,113
Construction in process	-	50,497
	3,652,965	3,200,973
Accumulated depreciation	(339,245)	(153,612)
	$3,313,720	$3,047,361

Leases

The Company leases the land for its main office banking facility under a noncancelable operating lease agreement. The term of the ground lease is 30 years. The base rental amount is $3,670 per month and will increase annually based on the consumer price index. The Company is responsible for all utilities, property taxes and routine maintenance.

The Company also leases various items of equipment under noncancelable operating leases with initial lease terms of 36 months with one 24-month renewal option.

Rental expense under all operating leases amounted to $141,353 and $139,301 for the years ended December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2006	$139,172
2007	137,522
2008	90,781
2009	44,040
2010	44,040
Thereafter	965,210
$1,420,765

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $18,125,000 and $20,089,000, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$29,945,245
2007	9,410,602
2008	848,050
2009	52,648
2010	56,833
$40,313,378

The Company had brokered time deposits at December 31, 2005 and 2004 of $3,039,000 and $1,788,000, respectively.

At December 31, 2005 and 2004, overdraft demand deposits reclassified to loans totaled $29,461 and $7,946, respectively.

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2005	2004

Federal Home Loan Bank advance with interest due monthly at a daily variable interest rate (4.44% at December 31, 2005). Principal is due at maturity on August 23, 2006.	$4,400,000	$

The advances from the Federal Home Loan Bank are secured by certain qualifying one-to-four family mortgages of approximately $6,970,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS

Stock Options

The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 137,075 options to purchase common shares of the Company. Other pertinent information related to the options for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

Options outstanding, beginning of year	55,846	$10.00	55,846	$10.00
Granted	38,000	11.32	-	.
Exercised	-	-	-	-
Forfeited	(20,000)	10.00	-	-
Options outstanding, end of year	73,846	$10.68	55,846	$10.00

Exercisable, end of year	27,230	$10.00	18,615	$10.00

Weighted-average fair value of options granted during the year		$3.83		$-

Weighted-average remaining contractual life in years		8.4		8.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS (Continued)

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company's organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company's common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on January 6, 2003. Other pertinent information related to the warrants for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Number	Weighted-Average Exercise Price	Number	Weighted- Average Exercise Price

Warrants outstanding, beginning of year	220,156	$10.00	220,156	$10.00
Granted	-	-	-	-
Exercised	-	-	-	-
Warrants outstanding, end of year	220,156	$10.00	220,156	$10.00

Exercisable, end of year	146,767	$10.00	73,385	$10.00

Weighted-average fair value of warrants granted during the year		$-		$-

Weighted-average remaining contractual life in years		7.0		8.0

Information pertaining to options and warrants outstanding at December 31, 2005 is as follows:

	Options and Warrants Outstanding			Options and Warrants Exercsisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price

$10.00-$ 12.00	294,002	7.3 years	$10.17	173,997	$10.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS (Continued)

Stock Warrants (Continued)

The fair value of each stock option and stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2005 and 2004:

	2005	2004

Dividend yield	N/A	N/A
Expected life	10 years	N/A
Expected volatility	N/A	N/A
Risk-free interest rate	4.24%	N/A

Profit Sharing Plan

The Company sponsors a Simple IRA Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $21,667 and $16,680 for the years ended December 31, 2005 and 2004, respectively.

NOTE 8.	INCOME TAXES

Income taxes consists of the following:

	Years Ended December 31,
	2005	2004

Current	$52,128	$(215,580)
Deferred	(109,736)	21,581
Change in valuation allowance	57,608	193,999
Income taxes	$-	$-

The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004

Income tax (benefit) at federal statutory rate	$(52,266)	$(171,986)
State tax (benefit)	(5,703)	(22,509)
Other	361	496
Change in valuation allowance	57,608	193,999
Income taxes	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred income tax assets:
Loan loss reserves	$268,477	$126,548
Preopening and organization expenses	50,335	94,721
Net operating loss carryforward	669,679	721,806
Securities available for sale	31,958	20,242
Deferred fees	29,244	25,079
Contributions	3,858	2,380
	1,053,551	990,776

Valuation allowance	(963,994)	(894,670)
	89,557	96,106

Deferred income tax liabilities:
Depreciation	89,557	96,106
	89,557	96,106

Net deferred income taxes	$-	$-

At December 31, 2005, the Company has available net operating loss carryforwards of approximately $1,775,000 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

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

	December 31,
	2005	2004

Commitments to extend credit	$7,517,000	$5,984,000
Performance letters of credit	111,000	55,000
	$7,628,000	$6,039,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

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

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 10.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential and consumer loans to customers in Union County, Fannin County, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-nine percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,705,000.

NOTE 11.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, no dividends could be declared without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2005, the Bank met all capital adequacy requirements to which it is subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	REGULATORY MATTERS (Continued)

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2005:
Total Capital to Risk Weighted Assets	$7,804	11.96%	$5,220	8%	$6,525	10%
Tier I Capital to Risk Weighted Assets	$6,904	10.58%	$2,610	4%	$3,915	6%
Tier I Capital to Average Assets	$6,904	9.12%	$3,027	4%	$3,784	5%

December 31, 2004:
Total Capital to Risk Weighted Assets	$7,047	16.13%	$3,496	8%	$4,370	10%
Tier I Capital to Risk Weighted Assets	$6,508	14.89%	$1,748	4%	$2,622	6%
Tier I Capital to Average Assets	$6,508	12.05%	$2,161	4%	$2,701	5%

NOTE 12	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash, Due From Banks, Interest-Bearing Deposits in Banks, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks, and federal funds sold approximate fair value.

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

Other Borrowings: The carrying amount of variable rate borrowings approximate fair value.

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

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

	December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks, interest-bearing deposits in banks, and federal funds sold	$1,729,147	$1,729,147	$2,750,205	$2,750,205
Securities available for sale	6,176,439	6,176,439	6,616,962	6,616,962
Restricted equity securities	334,200	334,200	75,700	75,700
Loans, net	63,593,839	64,338,208	41,757,408	42,144,941
Accrued interest receivable	477,599	477,599	271,477	271,477

Financial liabilities:
Deposits	63,891,610	63,473,736	47,779,966	48,073,811
Other borrowings	4,400,000	4,400,000	-	-
Accrued interest payable	217,356	217,356	90,090	90,090

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2005	2004

Other expenses:
Advertising, promotion and business development	$76,748	$58,149
Printing and office supplies	72,321	57,228
Data processing	164,864	129,106
Legal and professional	171,421	91,494
Telephone	44,223	33,088
Other consulting services	63,402	29,389
Visa debit and credit card fees	48,756	71,202

NOTE 14.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets of Seasons Bancshares, Inc. as of December 31, 2005 and 2004 and the condensed statements of operations and cash flows for the years then ended.

CONDENSED BALANCE SHEETS

	2005	2004
Assets
Cash	$254,189	$155,046
Investment in subsidiary	6,820,143	6,454,478
Miscellaneous assets	66,279	-
Total assets	$7,140,611	$6,609,524

Stockholders' equity	$7,140,611	$6,609,524

CONDENSED STATEMENTS OF OPERATIONS

	2005	2004

Expenses, other	$50,222	$42,311

Loss before losses of subsidiary	(50,222)	(42,311)

Equity in undistributed losses of subsidiary	(103,502)	(463,530)

Net loss	$(153,724)	$(505,841)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004
OPERATING ACTIVITIES
Net loss	$(153,724)	$(505,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed losses of subsidiary	103,502	463,530
Net other operating activities	(66,279)	-

Net cash used in operating activities	(116,501)	(42,311)

INVESTING ACTIVITIES
Investment in common stock of subsidiary	(500,000)	(500,000)

Net cash used in investing activities	(500,000)	(500,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock	715,644	-

Net cash provided by financing activities	715,644	-

Net increase (decrease) in cash	99,143	(542,311)

Cash at beginning of year	155,046	697,357

Cash at end of year	$254,189	$155,046

NOTE 15.	STOCK OFFERING

The Company is currently offering to sell approximately 328,000 shares of its common stock at a price of $12.00 per share. As of December 31, 2005, 28,842 shares had been sold, the funds of which are being held in escrow. Because the Company had not accepted the subscriptions underlying the funds, the Company did not have rights to the escrowed funds. Accordingly, the shares/funds are not presented in the consolidated financial statements.